                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   SCHEDULE TO
                                  (Rule 13e-4)

            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                   ARIBA, INC.
                       (Name of Subject Company (Issuer))

                                   ARIBA, INC.
                        (Name of Filing Person (Offeror))

                     Options Under Ariba, Inc. Option Plans
              to Purchase Common Stock, Par Value $.002 Per Share,
                         (Title of Class of Securities)

                                   04033V 10 4
                      (CUSIP Number of Class of Securities)
                            (Underlying Common Stock)

                                   Keith Krach
                     Chairman and Chief Executive Officer
                                   Ariba, Inc.
                              1565 Charleston Road
                             Mountain View, CA 94043
                                 (650) 930-6200
           (Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

                                    Copy to:
                               Brooks Stough, Esq.
          Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
                             155 Constitution Drive
                          Menlo Park, California 94025
                                 (650) 321-2400


                            CALCULATION OF FILING FEE
                            -------------------------
         Transaction valuation*         Amount of filing fee
         ----------------------         --------------------

         $70,903,098.96                 $14,181

* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 16,722,429 shares of common stock of Ariba, Inc. having an exercise price of $7.96875 will be issued in exchange for currently outstanding options pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.

[_] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
Amount Previously Paid:    Not applicable.
Form or Registration No.:  Not applicable.
Filing party:              Not applicable.
Date filed:                Not applicable.


[_] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

     [_] third party tender offer subject to Rule 14d-1.
     [X] issuer tender offer subject to Rule 13e-4.
     [_] going-private transaction subject to Rule 13e-3.
     [_] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer. [_]

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Item 1. Summary Term Sheet.

The information set forth under "Summary Term Sheet" in the Offer to Exchange, dated February 8, 2001 (the "Offer to Exchange"), attached hereto as Exhibit
(a)(1), is incorporated herein by reference.

Item 2. Subject Company Information.

         (a) The name of the issuer is Ariba, Inc., a Delaware corporation (the "Company"), and the address of its principal executive offices is 1565 Charleston Road, Mountain View, CA 94043. The Company's phone number is
         (650) 930-6200. The information set forth in the Offer to Exchange under "Information Concerning Ariba" is incorporated herein by reference.

         (b) This Tender Offer Statement on Schedule TO relates to an offer by the Company to exchange all options outstanding under eligible option plans to purchase shares of the Company's common stock, par value $.002 per share (the "Common Stock"), for new options (the "New Options") to purchase shares of the Common Stock to be granted under an eligible option plan, upon the terms and subject to the conditions described in the Offer to Exchange and the related Election Concerning Exchange of Stock Options form (the "Election Form" and, together with the Offer to Exchange, as they may be amended from time to time, the "Offer"), attached hereto as Exhibit (a)(2). The number of shares of Common Stock subject to New Options will be equal to the number of shares of Common Stock subject to the Options that are accepted for exchange and canceled. The information set forth in the Offer to Exchange under "Summary Term Sheet," "Introduction," Section 1 ("Number of Options; Expiration Date"), Section 5 ("Acceptance of Options for Exchange and Issuance of New Options") and Section 7 ("Source and Amount of Consideration; Terms of New Options") is incorporated herein by reference.

         (c) The information set forth in the Offer to Exchange under Section 6 ("Price Range of Common Stock Underlying the Options") is incorporated herein by reference.

Item 3. Identity and Background of Filing Person.

         (a) The information set forth under Item 2(a) above is incorporated herein by reference.

Item 4. Terms of the Transaction.

         (a) The information set forth in the Offer to Exchange under "Summary Term Sheet," "Introduction," Section 1 ("Number of Options; Expiration Date"), Section 3 ("Procedures for Electing to Exchange Options"),
         Section 4 ("Withdrawal Rights"), Section 5 ("Acceptance of Options for Exchange and Issuance of New Options"), Schedule A ("Conditions of the Offer"), Section 7 ("Source and Amount of Consideration; Terms of New Options"), Section 10 ("Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer"), Section 11 ("Legal Matters; Regulatory Approvals"), Section 12 ("Material Federal Income Tax Consequences") and Section 13 ("Extension of Offer; Termination; Amendment") is incorporated herein by reference.

         (b) The information set forth in the Offer to Exchange under "Summary Term Sheet" and Section 9 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") is incorporated herein by reference. Directors and officers who are senior vice presidents and above are ineligible to participate in the Offer.

Item 5. Past Contacts, Transactions, Negotiations and Arrangements.

         (e) The information set forth in the Offer to Exchange under Section 9 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") is incorporated herein by reference. The eligible option plans attached hereto as Exhibit (d)(1), Exhibit
         (d)(3), Exhibit (d)(5), Exhibit (d)(7), Exhibit (d)(9), Exhibit (d)(11) and Exhibit (d)(13) and the form of option agreements attached hereto as Exhibit (d)(2), Exhibit (d)(4), Exhibit (d)(6), Exhibit (d)(8), Exhibit (d)(10), Exhibit (d)(12) and Exhibit (d)(14) contain information regarding the subject securities.

Item 6. Purposes of the Transaction and Plans or Proposals.

         (a) The information set forth in the Offer to Exchange under Section 2 ("Purpose of the Offer") is incorporated herein by reference.

         (b) The information set forth in the Offer to Exchange under Section 5 ("Acceptance of Options for Exchange and Issuance of New Options") and
         Section 10 ("Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer") is incorporated herein by reference.

         (c) The information set forth in the Offer to Exchange under Section 2 ("Purpose of the Offer") is incorporated herein by reference.

Item 7. Source and Amount of Funds or Other Consideration.

         (a) The information set forth in the Offer to Exchange under Section 7 ("Source and Amount of Consideration; Terms of New Options") and
         Section 14 ("Fees and Expenses") is incorporated herein by reference.

         (b) The information set forth in the Offer to Exchange under Schedule A ("Conditions of the Offer") is incorporated herein by reference.

         (d) Not applicable.

Item 8. Interest in Securities of the Subject Company.

         (a) Not applicable.

         (b) The information set forth in the Offer to Exchange under Section 9 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") is incorporated herein by reference.

Item 9. Person/Assets, Retained, Employed, Compensated or Used.

         (a) Not applicable.

Item 10. Financial Statements.

         (a) The information set forth in the Offer to Exchange under Section 8 ("Information Concerning Ariba") and Section 15 ("Additional Information"), and on pages 53 through 84 of the Company's Annual Report on Form 10-K for its fiscal year ended September 30, 2000 and pages 3 through 13 of the Company's Quarterly Report on Form 10-Q for its fiscal quarter ended December 31, 2000 is incorporated herein by reference.

         Our earnings available for fixed charges of $(29,202,000) were inadequate to cover our fixed charges of $215,000 for the fiscal year ended September 30, 1999. Our earnings available for fixed charges of $(790,812,000) and $(339,032,000) were inadequate to cover our fixed charges of $221,000 and $51,000 for the year ended September 30, 2000 and three months ended December 31, 2000, respectively. Our book value per share was $13.01 as of December 31, 2000.

         (b) Not applicable.

Item 11. Additional Information.

         (a) The information set forth in the Offer to Exchange under Section 9 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") and Section 11 ("Legal Matters; Regulatory Approvals") is incorporated herein by reference.

         (b) Not applicable.

Item 12. Exhibits.

         (a) (1) Offer to Exchange, dated February 8, 2001.

             (2) Form of Election Concerning Exchange of Stock Options.

             (3) E-mail Communication to Ariba, Inc. Employees dated February 8,
                 2001.

             (4) E-mail Communication to Ariba, Inc. Employees dated February 8,
                 2001.

             (5) Ariba, Inc. Press Release dated February 9, 2001.

             (6) E-mail Communication to Ariba, Inc. Employees dated February
                 20, 2001.

             (7) E-mail Communication to Ariba, Inc. Employees dated February
                 28, 2001.

             (8) Voicemail Communication to Ariba, Inc. Employees dated March 7,
                 2001.

             (9) E-mail Communication to Ariba, Inc. Employees dated March 9,
                 2001.

             (10) E-mail Communication to Ariba, Inc. Employees dated March 13,
                  2001.

             (11) Form of E-mail Letter to Ariba, Inc. Employees dated March 30,
                  2001.

             (12) Form of E-mail Letter to Tendering Option Holders.

             (13) Form of E-mail Letter to Tendering Option Holders.

             (14) Form of E-mail Letter to Rejected Tendering Option Holders.

             (15) Ariba, Inc. Annual Report on Form 10-K for its fiscal year ended September 30, 2000 filed with the Securities and Exchange Commission on December 29, 2000 and incorporated herein by reference.

             (16) Ariba, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended December 31, 2000, filed with the Securities and Exchange Commission on February 14, 2001 and incorporated herein by reference.

             (17) Amended Form of Election Concerning Exchange of Stock Options.

         (b) Not applicable.

         (d) (1) Ariba, Inc. 1999 Equity Incentive Plan. Filed as Exhibit 10.3 to the Company's Registration Statement on Form S-1 (File No. 333-76953) and incorporated herein by reference.

             (2) Form of Option Agreement Pursuant to the Ariba, Inc. 1999
                 Equity Incentive Plan.

             (3) Ariba, Inc. 1996 Stock Plan. Filed as Exhibit 10.2 to the
                 Company's Registration Statement on Form S-1 (File No. 333-76953) and incorporated herein by reference.

             (4) Form of Option Agreement Pursuant to the Ariba, Inc. 1996 Stock
                 Plan.

             (5) TradingDynamics, Inc. 1998 Stock Plan.

             (6) Form of Option Agreement Pursuant to the TradingDynamics, Inc.
                 1998 Stock Plan.

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             (7) TradingDynamics, Inc. 1999 Stock Plan.

             (8) Form of Option Agreement Pursuant to the TradingDynamics, Inc.
                 1999 Stock Plan.

             (9) Tradex Technologies, Inc. 1997 Employee Stock Option Plan.

             (10) Form of Option Agreement Pursuant to the Tradex Technologies,
                  Inc. 1997 Employee Stock Option Plan.

             (11) Tradex Technologies, Inc. 1999 Employee Stock Option/Stock
                  Issuance Plan.

             (12) Form of Option Agreement Pursuant to the Tradex Technologies,
                  Inc. 1999 Employee Stock Option/Stock Issuance Plan.

             (13) SupplierMarket.com, Inc. 1999 Stock Option Plan.

             (14) Form of Option Agreement Pursuant to the SupplierMarket.com,
                  Inc. 1999 Stock Option Plan.

         (g) Not applicable.

         (h) Not applicable.

Item 13.  Information Required by Schedule 13E-3.

         (a) Not applicable.

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                                    SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

                                  Ariba, Inc.


                                  /s/ Keith Krach
                                  -----------------------------
                                  Keith Krach
                                  Chairman and Chief Executive Officer

Date: March 30, 2001

                                Index to Exhibits

Exhibit
Number          Description
------          -----------

(a)(1) - Offer to Exchange, dated February 8, 2001.

(a)(2) - Form of Election Concerning Exchange of Stock Options.

(a)(3) - E-mail Communication to Ariba, Inc. Employees dated February 8, 2001.

(a)(4) - E-mail Communication to Ariba, Inc. Employees dated February 8, 2001.

(a)(5) - Ariba, Inc. Press Release dated February 9, 2001.

(a)(6) - E-mail Communication to Ariba, Inc. Employees dated February 20, 2001.

(a)(7) - E-mail Communication to Ariba, Inc. Employees dated February 28, 2001.

(a)(8) - Voicemail Communication to Ariba, Inc. Employees dated March 7, 2001.

(a)(9) - E-mail Communication to Ariba, Inc. Employees dated March 9, 2001.

(a)(10) - E-mail Communication to Ariba, Inc. Employees dated March 13, 2001.

(a)(11) - Form of E-mail Letter to Ariba, Inc. Employees dated March 30, 2001.

(a)(12) - Form of E-mail Letter to Tendering Option Holders.

(a)(13) - Form of E-mail Letter to Tendering Option Holders.

(a)(14) - Form of E-mail Letter to Rejected Tendering Option Holders.

(a)(15) - Ariba, Inc. Annual Report on Form 10-K for its fiscal year ended September 30, 2000 filed with the Securities and Exchange Commission on December 29, 2000 and incorporated herein by reference.

(a)(16) - Ariba, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended December 31, 2000, filed with the Securities and Exchange Commission on February 14, 2001 and incorporated herein by reference.

(a)(17) - Amended Form of Election Concerning Exchange of Stock Options.

(d)(1) - Ariba, Inc. 1999 Equity Incentive Plan. Filed as Exhibit 10.3 to the Company's Registration Statement on Form S-1 (File No. 333-76953) and incorporated herein by reference.

(d)(2) - Form of Option Agreement Pursuant to the Ariba, Inc. 1999 Equity Incentive Plan.

(d)(3) - Ariba, Inc. 1996 Stock Plan. Filed as Exhibit 10.2 to the Company's Registration Statement on Form S-1 (File No. 333-76953) and incorporated herein by reference.

(d)(4) - Form of Option Agreement Pursuant to the Ariba, Inc. 1996 Stock Plan.

(d)(5) - TradingDynamics, Inc. 1998 Stock Plan.

(d)(6) - Form of Option Agreement Pursuant to the TradingDynamics, Inc. 1998 Stock Plan.

(d)(7) - TradingDynamics, Inc. 1999 Stock Plan.

(d)(8) - Form of Option Agreement Pursuant to the TradingDynamics, Inc. 1999 Stock Plan.

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(d)(9) - Tradex Technologies, Inc. 1997 Employee Stock Option Plan.

(d)(10) - Form of Option Agreement Pursuant to the Tradex Technologies, Inc. 1997 Employee Stock Option Plan

(d)(11) - Tradex Technologies, Inc. 1999 Employee Stock Option/Stock Issuance Plan.

(d)(12) - Form of Option Agreement Pursuant to the Tradex Technologies, Inc. 1999 Employee Stock Option/Stock Issuance Plan.

(d)(13) - SupplierMarket.com, Inc. 1999 Stock Option Plan.

(d)(14) - Form of Option Agreement Pursuant to the SupplierMarket.com, Inc. 1999 Stock Option Plan.